Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 25, 2017
Registration Statement Nos. 333-205778 and 333-205778-07

FULL PXING-- $1.2BN+ Offered Toyota Auto Receivables 2017-C Owner Trust
Joint Leads: Citi (str.), BNPP, Mizuho
Comanagers: Commerzbank, Fifth Third Securities, US Bancorp

Anticipated Capital Structure:

	Note	Offered
Class	Amt($mm)	Amt($mm)**	M/S***	WAL##	L.Fin	Bench	Sprd	YLD	CPN	$PX
A-1	443.000	--	P-1/A-1+	0.29	-Not Offered-
A-2a	460.000	437.000	Aaa/AAA	1.16	07/15/20	EDSF+	8	1.586	1.58	99.99905
A-2b	240.000	228.000	Aaa/AAA	1.16	07/15/20	1mL+	8		1mL+8bps	100.00000
A-3	420.000	399.000	Aaa/AAA	2.41	11/15/21	iSwps+	11	1.790	1.78	99.99203
A-4	143.250	136.087	Aaa/AAA	3.46	12/15/22	iSwps+	19	1.993	1.98	99.98397
B	43.750	--	A1/AA+	3.70	-Not Offered-

**	Offered Notes (95% of A-2 through A-4 notes)
***	Expected Ratings
##	WAL to 5% Call, 1.3% ABS

Ticker:	TAOT 2017-C
Registration:	SEC Registered
Expected Ratings:	M/S

Settle:	8/02/2017
First Payment:	9/15/2017
Pay Date:	Monthly on the 15th (or next business day)
Min Denoms:	$1k x $1k
ERISA Eligible:	Yes
Bill and Deliver:	Citi
Delivery:	DTC, Euroclear, Clearstream

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.